Exhibit 99.1

Universal Health Services Completes Acquisition of Psychiatric Solutions

KING OF PRUSSIA, Pa., November 15, 2010 -- Universal Health Services, Inc. (NYSE: UHS) (“UHS”) announced today that it has completed its previously announced acquisition of Psychiatric Solutions, Inc. (NASDAQ: PSYS) (“PSI”).

UHS’s strategic acquisition of PSI brings together two highly complementary companies to create a premier facilities-based behavioral healthcare provider.  UHS owns or operates 25 acute care hospitals and 102 behavioral healthcare facilities and schools in 32 states, Washington, D.C. and Puerto Rico.  PSI is the largest standalone operator of freestanding psychiatric inpatient facilities with 94 facilities in 32 states, Puerto Rico, and the U.S. Virgin Islands.

“This transformative transaction is compelling for patients, employees and stakeholders of both companies as it establishes an industry leader with the scale and scope to impact mental health issues at the national level. The new combined company looks forward to exceeding expectations by continuing to provide the quality treatment services that have kept UHS in the forefront of the healthcare industry over the years” said Alan B. Miller, Chief Executive Officer and Chairman of the Board of UHS.

The transaction is expected to generate approximately $35 to 45 million in annual cost synergies within three years, with the majority occurring in years one and two.  Excluding one-time costs related to the transaction, the acquisition of PSI is expected to be significantly accretive to UHS’s earnings per share.

In connection with its receipt of antitrust clearance for the transaction, UHS has agreed to divest a PSI facility in Delaware (MeadowWood Behavioral Health), two PSI facilities in Las Vegas, Nevada (Montevisa Hospital and Red Rock Behavioral Health Hospital) and a UHS facility in Puerto Rico (Hospital San Juan Capestrano).  The combined revenues of these facilities for the nine-month period ended September 30, 2010 and the twelve –month period ended December 31, 2009 was approximately $52.25 million and $64.5 million, respectively.  Under the terms of its agreement with the Federal Trade Commission (the “FTC”), UHS is required to divest the facilities in Delaware and Las Vegas within approximately six months, and the facility in Puerto Rico within approximately nine months.  The agreements UHS has entered into with the FTC, including a Decision and Order and an Order to Hold Separate and Maintain Assets, are publicly available on the FTC’s website at www.ftc.gov.

The paying agent for the transaction, StockTrans, will distribute a letter of transmittal to PSI shareholders with instructions on how they may receive the merger consideration. Questions regarding how to surrender stock certificates, or to request copies of the letter of transmittal, should be directed to StockTrans by phone at (800) 733-1121 or by mail at StockTrans, 44 West Lancaster Avenue, Ardmore, PA 19003.

J.P. Morgan Securities Inc. acted as financial advisor to UHS.  Cravath, Swaine & Moore LLP acted as legal advisor to UHS.

About Universal Health Services, Inc.

UHS is one of the nation’s largest and most respected hospital companies operating acute care hospitals, behavioral healthcare facilities and ambulatory centers throughout the United States, Puerto Rico and the U.S. Virgin Islands. UHS acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).  For additional information on UHS, visit its web site: http://www.uhsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements”.  Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the realization of cost synergies, completion of required divestitures and future financial results of UHS.  These statements are based on the current expectations of UHS and are inherently subject to uncertainties and changes in circumstances.  UHS undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  Please refer to UHS’s filings with the SEC, including its most recent Annual Report on Form 10-K, for more information on additional risks that could cause actual results to differ from the forward-looking statements made herein.

UHS Investors:
Steve G. Filton, 610-768-3300
Chief Financial Officer